Exhibit 99

Investor Relations Contact:	Media Contact:
Amanda Hurley	Jessica Paar
(617) 368-5075	(617) 368-5060

BOSTON BEER REPORTS

THIRD QUARTER 2013 RESULTS

BOSTON, MA (10/30/13) — The Boston Beer Company, Inc. (NYSE: SAM) reported third quarter 2013 net revenue of $216.4 million, an increase of $50.0 million or 30% over the same period last year, mainly due to core shipment growth of 29%. Net income for the third quarter was $25.7 million, or $1.89 per diluted share, an increase of $4.9 million or $0.36 per diluted share from the third quarter of 2012. This increase was primarily due to shipment increases, partially offset by increased investments in advertising, promotional and selling expenses and a write-down of land of $0.10 per diluted share.

Earnings per diluted share for the 39-week period ended September 28, 2013 were $3.85, an increase of $0.71 from the comparable 39-week period in 2012. Net revenue for the 39-week period ended September 28, 2013 was $533.7 million, an increase of $106.5 million, or 25%, from the comparable 39-week period in 2012.

Highlights of this release include:

•	Depletions grew 26% and 23% from the comparable 13 and 39 week periods in the prior year.

•	Third quarter gross margin was 53%; the Company maintains its full-year gross margin target of between 52% and 54%.

•	Advertising, promotional and selling expense and customer program and incentive costs increased by a combined $11.8 million or 25% in the quarter, primarily due to planned increased investments behind the Company’s brands.

•	Full year 2013 depletions growth is now estimated to be between 21% and 24%, an increase from the previously communicated estimate of 17% to 22%.

•	Full year 2013 advertising, promotional and selling expense, excluding any increases in freight costs for the shipment of products to the Company’s wholesalers, is now estimated to increase between $26 million and $32 million, up from the previously communicated estimate of between $20 million and $26 million, primarily due to planned increased investments behind the Company’s brands.

•	Full year 2013 estimated earnings per diluted share are now estimated to be between $5.05 to $5.35, a decrease from the previously communicated estimated range of between $5.10 to $5.40 due to the land write-down and increased brand investments that are estimated to be partially offset by increased shipment volumes.

•	Full year 2013 capital spending is now estimated to be between $100 million and $120 million, a narrowing of the range from the previously communicated estimate of $100 million to $140 million.

•	Full-year 2014 capital spending is now estimated to be between $140 million and $180 million, an increase in the range from the previously communicated estimate of $100 million to $130 million.

Jim Koch, Chairman and Founder of the Company, commented, “I am pleased with our depletions growth which is attributable to strong sales execution and support from our wholesalers and retailers as well as our great quality beers, innovation capability and strong brands. I would like to thank publicly all of our Boston Beer employees for achieving this growth. I am particularly pleased with the growth in the quarter of our flagship Samuel Adams Boston Lager, which will be celebrating its 30th anniversary in 2014, and in our fall seasonal Samuel Adams Octoberfest. Our fall seasonal program also included the limited release of some excellent beers including Samuel Adams Harvest Pumpkin and an innovative small batch brew, Samuel Adams Fat Jack, a double pumpkin ale. We remain confident about the long-term outlook for the craft category and our Samuel Adams brand.”

Martin Roper, the Company’s President and CEO stated; “In the third quarter, our depletions growth remained strong and benefited from growth in our Samuel Adams, Twisted Tea and Angry Orchard brands. We believe that the strength of our main brands is reflective of strong sales execution and our increased investments in media, local marketing and point of sale, and the efforts of our increased sales force. We have raised our expectations for 2013 full-year depletions growth to between 21% and 24% to reflect the current trends. To take advantage of the opportunities that we currently see and expected competitive activity, we are increasing our planned investment in media, our sales force and other support behind our brands for the remainder of the year.”

Mr. Roper went on to say, “I would like to recognize all the employees involved at our breweries and in our operations support groups for their efforts this quarter in supporting our growth. The growth has been challenging operationally and, despite our best efforts, we had product shortages and service issues during most of the quarter. Our supply chain struggled under the increased volume and we experienced increased operational and freight costs as we reacted. We commissioned our new bottling line during the quarter. This line and our new can line are starting to achieve their design capacities and ease our packaging constraints. We have, however, remained tank constrained in our breweries and this is not expected to be resolved for several more weeks. To address these challenges, we initiated significant capital improvements in our breweries that will help support our growth in 2014, once completed. We expect a continued high level of brand investment and capital investment as we pursue growth and innovation. We are prepared to forsake the earnings that may be lost as a result of these investments in the short term, as we pursue long term profitable growth.”

Mr. Roper continued, “Alchemy & Science, our craft brew incubator, continues to make progress with its existing brands, which include Angel City Brewery, Traveler Beer Company and the Just Beer Project. During the quarter, Alchemy & Science completed the acquisition of the Coney Island Brewery brand. Alchemy & Science is also currently finalizing plans to build a small brewery and beer hall in Miami, Florida named Concrete Beach Brewery. To date, sales from Alchemy & Science brands have not been significant. Our latest 2013 financial projection includes estimated brand investments attributable to existing Alchemy & Science projects of between $4 million and $6 million and capital investments of between $7 million and $10 million, which include the brand acquisition cost of the Coney Island Brewery, but these estimates could change significantly. It is unlikely that the 2013 volume of Alchemy & Science brands will cover these and other expenditures that could be incurred this year.”

Commenting on the Company’s Freshest Beer Program, Mr. Roper said, “We currently have 120 wholesalers, representing over 65% of our volume in our Freshest Beer Program and believe this could reach 70% by the end of 2013. The systems and processes supporting Freshest Beer helped us significantly with product allocations during the quarter. We continue to invest in our breweries to improve their support of the Program, particularly during peak selling periods.”

3rd Quarter 2013 Summary of Results

Depletions grew 26% from the comparable 13-week period in the prior year, primarily due to increases in the Angry Orchard®, Samuel Adams® and Twisted Tea® brands.

Core shipment volume was approximately 993,000 barrels, a 29% increase over the third quarter of 2012.

Inventory at wholesalers participating in the Freshest Beer Program was lower by an estimated 208,000 cases at September 28, 2013 compared to September 29, 2012.

Gross margin at 53% was lower than the 56% realized in the third quarter of 2012. Increased brewery processing costs, increased ingredient costs and product mix effects, and the $3.3 million of customer program and incentive costs that are now recorded as reductions in revenue, were partially offset by pricing increases. In the third quarter of 2012, customer programs and incentive costs were recorded as advertising, promotional and selling expenses.

Advertising, promotional and selling expenses, excluding the 2013 customer program and incentive costs now reported as a reduction in revenue, were $8.5 million higher than costs incurred in the third quarter of the prior year. The combined increase of $11.8 million was primarily a result of increased costs for additional sales personnel and commissions, increased investments in local marketing and media advertising, and increased freight to wholesalers due to higher volumes.

General and administrative expenses increased $3.5 million compared to the third quarter of 2012, primarily due to increases in salary and benefit costs and consulting costs.

Impairment of long lived assets increased $1.3 million compared to the third quarter of 2012 due to the write-down of land owned by the Company in Freetown, Massachusetts.

Year to Date 2013 Summary of Results

Depletions grew by 23% from the comparable 39-week period in 2012, primarily due to increases in the Angry Orchard, Samuel Adams, and Twisted Tea brands.

Core shipment volume was approximately 2.5 million barrels, a 23% increase from the comparable 39-week period in 2012.

Advertising, promotional and selling expenses, excluding the 2013 customer program and incentive costs of $8.5 million that were reported as a reduction in revenue, were $19.5 million higher than costs incurred in the comparable 39-week period in 2012. The combined increase of $28.0 million was primarily a result of increased costs for additional sales personnel and commissions, increased local marketing and media advertising and increased freight to wholesalers due to higher volumes.

General and administrative expenses increased by $8.7 million from the comparable 39-week period in 2012, due to increases in salary and benefit costs and consulting costs.

The Company expects that its cash balance of $43.7 million as of September 28, 2013, along with future operating cash flow and the Company’s unused line of credit of $50.0 million, will be sufficient to fund future cash requirements.

During the third quarter and the period from September 29, 2013 through October 25, 2013, the Company did not repurchase any shares of its Class A Common Stock. As of October 25, 2013 the Company had approximately $25.5 million remaining on the $325.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 42 weeks ended October 19, 2013 are estimated by the Company to be up approximately 23% from the comparable period in 2012.

2013 Outlook

The Company estimates 2013 earnings per diluted share of between $5.05 and $5.35. The Company’s actual 2013 earnings per share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions and shipments growth of between 21% and 24%.

•	Price increases of approximately 1% to partially offset ingredients, packaging, freight and processing cost pressures.

•	Full-year 2013 gross margins of between 52% and 54%.

•	Increased advertising, promotional and selling expenses for the full year 2013, excluding any increases in freight costs for the shipment of products to the Company’s wholesalers, of between $26 million and $32 million, primarily due to an increase in our investments behind the Company’s brands.

•	Full-year effective tax rate of approximately 38%.

•	Full-year 2013 spending on capital investments is now estimated to be between $100 million and $120 million, consisting mostly of continued investments in the Company’s breweries and additional keg purchases in support of growth.

2014 Outlook

The Company is completing its 2014 planning process and will provide further detailed guidance when the Company presents its full-year 2013 results. The Company is currently using the following preliminary assumptions and targets for 2014:

•	Depletions and shipments percentage growth in the mid-teens.

•	National price increases of between 2% and 3% to offset anticipated upward pressures on ingredients, packaging and freight costs, as well as increased investments behind the Company’s brands.

•	Full-year 2014 gross margins of between 52% and 54%.

•	Increased investment in advertising, promotional and selling expenses of between $34 million and $42 million for the full year 2014. This does not include any increases in freight costs for the shipment of products to the Company’s wholesalers.

•	Increased expenditures of between $3 million to $5 million for continued investment in Alchemy & Science brands, which are included in our full-year estimated increases in advertising, promotional and selling expenses. Brand investments in the Alchemy & Science brands could vary significantly from current estimates.

•	Full-year effective tax rate of approximately 38%.

•	Estimated full-year 2014 capital spending of between $140 million and $180 million

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews over 50 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its primary focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. In addition to Samuel Adams beers and some other craft brands brewed by Alchemy & Science, its craft brew incubator, the Company also brews Twisted Tea (a flavored malt beverage) and Angry Orchard (a hard cider). For more information, please visit www.samueladams.com, www.twistedtea.com, www.angryorchard.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 29, 2012 and December 31, 2011. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, October 30, 2013

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Comprehensive Income:

(in thousands, except per share data)	(unaudited)		(unaudited)
	September, 28	September 29,	September, 28	September 29,
	2013	2012	2013	2012
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
Barrels sold	995	778	2,473	2,013

Revenue	$231,788	$180,413	$573,139	$463,033
Less excise taxes	15,374	13,965	39,461	35,811

Net revenue	216,414	166,448	533,678	427,222
Cost of goods sold	101,035	73,206	253,384	191,788

Gross profit	115,379	93,242	280,294	235,434
Operating expenses:
Advertising, promotional and selling expenses	56,096	47,639	149,723	130,202
General and administrative expenses	15,744	12,293	45,298	36,636
Impairment of long-lived assets	1,300	—	1,300	—

Total operating expenses	73,140	59,932	196,321	166,838

Operating income	42,239	33,310	83,973	68,596
Other (expense) income, net:
Interest income	30	24	22	23
Other (expense) income, net	(57)	20	(399)	(2)

Total other (expense) income, net	(27)	44	(377)	21

Income before income tax provision	42,212	33,354	83,596	68,617
Provision for income taxes	16,526	12,604	31,283	26,023

Net income	$25,686	$20,750	$52,313	$42,594

Net income per common share - basic	$2.00	$1.60	$4.07	$3.30

Net income per common share - diluted	$1.89	$1.53	$3.85	$3.14

Weighted-average number of common shares - Class A basic	8,730	8,715	8,734	8,683

Weighted-average number of common shares - Class B basic	4,007	4,107	4,039	4,107

Weighted-average number of common shares - diluted	13,498	13,452	13,488	13,436

Other comprehensive income, net of tax:
Defined benefit plans liability adjustment	—	—	—	—
Comprehensive income	$25,686	$20,750	$52,313	$42,594

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Balance Sheets:

(in thousands, except share data)	(unaudited)
	September 28,	December 29,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$43,726	$74,463
Accounts receivable, net of allowance for doubtful accounts of $84 and $125 as of September 28, 2013 and December 29, 2012, respectively	52,574	31,479
Inventories	59,513	44,361
Prepaid expenses and other assets	11,621	6,628
Deferred income taxes	5,938	5,411

Total current assets	173,372	162,342
Property, plant and equipment, net	248,364	189,948
Other assets	7,009	4,656
Goodwill	3,683	2,538

Total assets	$432,428	$359,484

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$40,696	$28,303
Current portion of debt and capital lease obligations	53	62
Accrued expenses and other current liabilities	84,397	60,529

Total current liabilities	125,146	88,894
Deferred income taxes	20,877	20,463
Debt and capital lease obligations, less current portion	584	566
Other liabilities	4,400	4,470

Total liabilities	151,007	114,393

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,730,663 and 8,703,670 issued and outstanding as of September 28, 2013 and December 29, 2012, respectively	87	87
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,007,355 and 4,107,355 issued and outstanding as of September 28, 2013 and December 29, 2012, respectively	40	41
Additional paid-in capital	170,907	157,305
Accumulated other comprehensive loss, net of tax	(883)	(883)
Retained earnings	111,270	88,541

Total stockholders’ equity	281,421	245,091

Total liabilities and stockholders’ equity	$432,428	$359,484

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Cash Flows:

(in thousands)	(unaudited)
	September 28,	September 29,
	2013	2012
	(39 weeks)	(39 weeks)
Cash flows provided by operating activities:
Net income	$52,313	$42,594
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,485	14,888
Impairment of long-lived assets	1,300	—
Loss on disposal of property, plant and equipment	329	85
Bad debt expense (recovery)	(41)	3
Stock-based compensation expense	5,763	5,181
Excess tax benefit from stock-based compensation arrangements	(4,990)	(7,278)
Deferred income taxes	(113)	115
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(21,054)	(10,900)
Inventories	(15,152)	(4,068)
Prepaid expenses and other assets	(5,715)	1,607
Accounts payable	7,070	7,664
Accrued expenses and other current liabilities	28,815	15,250
Other liabilities	(131)	(350)

Net cash provided by operating activities	66,879	64,791

Cash flows used in investing activities:
Purchases of property, plant and equipment	(73,101)	(49,514)
Cash paid for acquisition of brewery assets and other intangible asset	(2,753)	(1,625)
Decrease (increase) in restricted cash	62	(628)
Proceeds from disposal of property, plant and equipment	—	41

Net cash used in investing activities	(75,792)	(51,726)

Cash flows (used in) provided by financing activities:
Repurchase of Class A Common Stock	(29,586)	(12,569)
Proceeds from exercise of stock options	2,269	4,370
Proceeds from note payable	—	628
Cash paid on notes payable and capital lease	(244)	—
Excess tax benefit from stock-based compensation arrangements	4,990	7,278
Net proceeds from sale of investment shares	747	614

Net cash (used in) provided by financing activities	(21,824)	321

Change in cash and cash equivalents	(30,737)	13,386

Cash and cash equivalents at beginning of year	74,463	49,450

Cash and cash equivalents at end of period	$43,726	$62,836

Supplemental disclosure of cash flow information:
Income taxes paid	$17,180	$9,173

Acquisition of property and equipment under capital lease	$252	$—

Allocation of purchase consideration to brewery acquisition to the following assets:
Property, plant and equipment	—	338
Tradename	1,608	401
Goodwill	$1,145	$1,161

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com